EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
VCA Antech, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614 and 333-107557) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Antech, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of VCA Antech, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of VCA Antech, Inc. and subsidiaries.

/s/ KPMG LLP

Los Angeles, California
February 27, 2009

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